MANAGEMENT CONTRACT


         THIS AGREEMENT dated this 15th of February, 1985 between Pioneer II, a Massachusetts business trust, hereinafter called "Pioneer", and Pioneering Management Corporation, a Delaware corporation, hereinafter called the "Manager".


                                    Recitals

         Pioneer is registered as an open end management investment company under the Investment Company Act of 1940 and has registered its shares for public offering under the Securities Act of 1933.

         The parties hereto deem it mutually advantageous that the Manager should assist the Board of Trustees and officers of Pioneer in the management of the securities portfolio of Pioneer.


                                   Agreements

         NOW, THEREFORE, Pioneer and the Manager do hereby agree as follows:

         1. The Manager is authorized to buy and sell securities and to designate brokers to carry out such transactions, subject to a number of limitations. Pioneer may not:

          a. make any purchase the cost of which exceeds Pioneer's currently available funds;

          b. purchase securities "on margin" or effect "short sales" of securities;

          c.   underwrite any issue of securities;

          d. acquire the securities of any other domestic or foreign investment company or investment fund (except in connection with a plan of merger or consolidation with or acquisition of substantially all the assets of such other investment company); provided, however, that Pioneer may invest in the securities issued by a real estate investment trust, provided that such trust shall not be permitted to invest in real estate or interests in real estate other than mortgages or other security interests;

          e. purchase securities of a company if the purchase would result in Pioneer's having more than 5% of the value of its total assets invested in securities of such company;
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          f.   purchase  securities of a company if the purchase would result in
               Pioneer's  owning  more  than  10%  of  the  outstanding   voting
               securities of such company;

          g. purchase securities for the purpose of controlling management of other companies;

          h.   invest in commodities, commodity contracts, or real estate;

          i. purchase "investment letter" securities (i.e. securities that must be registered under the Securities Act of 1933 before they may be offered or sold to the public);

          j. purchase the securities of any enterprise which has a business history of less than three years, including the operation of any predecessor business to which it has succeeded;

          k. purchase or retain the securities of any company if those officers and Trustees of Pioneer, its adviser or principal underwriter, owning individually more than one-half of 1% of the securities of such company, together own more than 5% of the securities of such company;

         2. Further, the Manager's discretion is limited by the following general rules:

          a. notice of each purchase or sale of securities for Pioneer's account shall be forwarded promptly to each Trustee;

          b. if any three Trustees disapprove in writing of any transaction within forty- eight hours after dispatch of such notice, the Manager shall immediately repurchase or resell the security involved in such transaction, as the case may be, at the expense and risk of Pioneer;

          c. all transactions will be made at the best price and execution available.

         3. The Manager, at its own expense, shall furnish to Pioneer office space in the offices of the Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and supervising the keeping of the books of Pioneer, and shall arrange, if desired by Pioneer, for members of the Manager's organization to serve as officers or agents of Pioneer. The Manager assumes and shall pay or reimburse Pioneer for: (1) the compensation (if any) of the Trustees who are affiliated with, or interested persons of, Manager and all officers of Pioneer as such, and (2) all expenses not hereinafter specifically assumed by Pioneer where such expenses are incurred by the Manager or by Pioneer in connection with the management of the investment and reinvestment of the assets of Pioneer, and the management of the affairs of Pioneer. Pioneer assumes and shall pay: (1) charges and expenses for determining from time to time the value of the net assets of Pioneer and the keeping of its books and records, (2) the charges and expenses of auditors, (3) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by Pioneer, (4) broker's commissions, and issue and transfer taxes, chargeable to Pioneer in connection with securities transactions to which Pioneer is a party, (5) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by Pioneer to federal, state or other governmental agencies, (6) the cost of share certificates representing shares of beneficial interest of Pioneer, (7) fees and expenses involved in registering and maintaining registrations of Pioneer and of its shares with the Securities and Exchange Commission, including the preparation of prospectuses for filing with said Commission, (8) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing notices, proxy statements and all reports to shareholders and to governmental agencies, (9) charges and expenses of legal counsel to Pioneer and (10) compensation of those Trustees of Pioneer as such who are not affiliated with or interested persons of the Manager, Pioneer (other than as Trustees) or The Pioneer Group, Inc.

         4. Pioneer shall pay to the Manager, as compensation for the Manager's services hereunder, a management fee at the rate of .50% per annum of the average daily net assets of Pioneer up to $250,000,000 of such assets, .48% per annum of such assets in excess of $250,000,000 and up to $300,000,000 and .45% per annum of such assets in excess of $300,000,000. The management fee payable hereunder shall be computed daily and paid monthly, subject to the following:
(a) in the event that the management fee payable by Pioneer hereunder, when added to the fees, costs and expenses borne by Pioneer under Section 2 above (exclusively of broker's commissions and taxes and interest charges, if any), exceed on an annual basis 1% of the average daily net assets of Pioneer for such period, then the management fee payable by Pioneer shall be reduced to the extent necessary so that the amount of such management fee plus the amount of said fees, costs and expenses borne by Pioneer shall not exceed said limitation; and (b) if such fees, costs, and expenses, exclusive of (i) any management fee,
(ii) taxes and interest charges, if any, (iii) broker's commissions and (iv) extraordinary expenses beyond the control of the Manager, exceed said annual limitation on a proportionate basis, then the Manager shall pay to Pioneer the balance, if any, of any such excess. The calculations provided for in (a) and (b) will be made monthly for each calendar month and for the cumulative period beginning on the first day of Pioneer's fiscal year and ending on the last day of the last calendar month for which the calculations are made and, on the basis of the cumulative monthly calculations, the management fee payable to Pioneer shall be reduced if and to the extent required by (a), and the Manager shall reimburse Pioneer if and to the extent required by (b). As used herein, "extraordinary expenses beyond the control of the Manager" means any extraordinary expenses not caused by the bad faith, negligence or malfeasance of the Manager.

         5. Either party hereto may terminate this contract by vote of its Board of Directors or its Board of Trustees, as the case may be, or by vote of a majority of its outstanding voting securities and the giving of sixty days' written notice to the other without penalty. -

         6. This contract shall terminate on December 31 of any year in which its terms and renewal shall not have been approved by a majority vote of the Trustees of Pioneer voting in person, including a majority of its Trustees who are not parties to this contract or interested persons (as the term "interested persons" is defined in the Investment Company Act of 1940, as amended) of any such parties, at a meeting of Trustees called for the purpose of voting on such approval.

         7. The Manager and its directors, officers, agents, employees and stockholders may engage in other businesses and may render investment advisory services to other investment companies or to any other corporation, association, firm, individual or account.

         8. Otherwise than as provided in Section 5 hereof, this contract shall continue in full force and effect until terminated by written notice given by one of the parties hereto as provided in Section 4.

         9. This contract shall automatically terminate in the event of its assignment. For purposes of this contract, the term "assignment" shall have the meaning given it by Section 2(a) (4) of the Investment Company Act of 1940, as from time to time amended.

         10. This contract shall become effective as of the date of execution hereof.

         11. Nothing in this contract shall be deemed to relieve or deprive the Board of Trustees of Pioneer of its responsibility for and control of Pioneer.

         12. The parties to this contract acknowledge and agree that all liabilities arising, directly or indirectly, under this contract, of any and every nature whatsoever, including without limitation, liabilities arising in connection with the agreement, if any of Pioneer or its Trustees set forth herein to indemnify any party to this contract or any other person, shall be satisfied out of the assets of Pioneer and that no Trustee, officer or holder of shares of beneficial interest of Pioneer shall be personally liable for any of the foregoing liabilities. Pioneer's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

         IN WITNESS WHEREOF Pioneer has caused this contract to be executed by its duly authorized officers and its seal to be hereto affixed, and the Manager has caused this instrument to be executed by its duly authorized officers and its seal to be hereto affixed, as of the day and year first above written.


                                         PIONEER II


                                         By: /s/ Albert L. Runge
                                             Treasurer



Attest: /s/ Joseph P. Barri
        Secretary

                                         PIONEERING MANAGEMENT CORPORATION


                                         By: /s/ Albert L. Runge


Attest: /s/ Joseph P. Barri
        Secretary